UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 30, 2004

(Date of earliest event reported)

PRAECIS PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30289	04-3200305
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

830 Winter Street, Waltham, Massachusetts 02451-1420

(Address of principal executive offices, including zip code)

(781) 795-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On August 30, 2004, the Registrant entered into an amendment (the “Amendment”) to its Development and Supply Agreement (the “Agreement”) dated as of June 21, 2000 with UCB S.A. (“UCB”).  The Agreement was assigned to the Registrant by Amgen Inc. effective as of December 17, 2001.  The Agreement provides for the supply by UCB of commercial volumes of the active pharmaceutical ingredient for Plenaxis® (“API”).

Under the Amendment, the Registrant has committed to purchase a specified quantity of API for delivery in 2005 (at a price reduced from the price that would otherwise be applicable under the Agreement), for an aggregate purchase price of $3.9 million, $1.8 million of which is payable prior to December 31, 2004, with the remainder due upon the later of the delivery of the API and December 31, 2005.  Such API will be produced using quantities of materials in UCB’s inventory purchased by UCB pursuant to forecasts submitted to UCB prior to 2001 under the terms of the Agreement (the “Materials”).

In addition, the Registrant has committed to purchase the remaining Materials for an aggregate purchase price of approximately $3.4 million.  The Registrant is required to purchase a specified quantity of such Materials each year beginning in 2006 and ending in 2009.  UCB has granted the Registrant the option, in lieu of purchasing the remaining Materials, to purchase each year, at the same reduced price as noted above, specified quantities of API produced using such Materials.  The option can be exercised in whole or in part.  Materials purchased in one year can be utilized at a later date for the manufacture of API, and the Registrant will be credited the cost of such previously purchased Materials.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2004	PRAECIS PHARMACEUTICALS INCORPORATED

	By	/s/ Kevin F. McLaughlin
Kevin F. McLaughlin
Executive Vice President, Chief Financial Officer, Treasurer and Secretary